UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

April 22, 2021

Date of Report (Date of earliest event reported)

QUAKER CHEMICAL CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number 001-12019

PENNSYLVANIA	No. 23-0993790
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

901 E. Hector Street

Conshohocken, Pennsylvania 19428

(Address of principal executive offices)

(Zip Code)

(610) 832-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1 par value	KWR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.	Departure of Directors or Certain Oﬃcers; Election of Directors; Appointment of Certain Oﬃcers; Compensatory Arrangements of Certain Oﬃcers.

As previously reported, Michael F. Barry has decided to retire from his role as President and Chief Executive Officer (“CEO”) of Quaker Chemical Corporation (the “Company”) on December 31, 2021. Following his retirement and effective January 1, 2022, Mr. Barry will continue to serve on the Board of Directors of the Company (the “Board”) as a non-executive director and will retain the role of Chair of the Board, in the capacity as non-executive Chair. In order to facilitate an orderly transition, on April 22, 2021, the Company and Mr. Barry entered into a transition agreement approved by the Company’s Compensation and Human Resources Committee and the Board, (the “Transition Agreement”).

The Transition Agreement provides that through December 31, 2021, Mr. Barry will continue to receive his current level of compensation (including the full amount of his Annual Incentive Plan (“AIP”) bonus earned with respect to calendar year 2021) and benefits. He also will serve as President and CEO of the Company through December 31, 2021. Effective January 1, 2022, Mr. Barry will resign from those positions. If the Board and Mr. Barry mutually agree, Mr. Barry may continue to serve as President and CEO beyond December 31, 2021 at his current level of compensation and benefits, or upon such other terms and conditions as the Board and Mr. Barry may mutually agree.

Starting on January 1, 2022 and continuing for as long as Mr. Barry serves as a director, the Company will compensate Mr. Barry for his services as a director on the same basis as it compensates the non-management members of the Board. The Company will pay him additional compensation of $100,000 per annum (or such greater amount as may be approved by the Board) for his services as non-executive Chair. This compensation will be paid on the same basis as the compensation payable to the Lead Director (if there is one, otherwise on the same basis as those directors serving as chairs of Board committees), pro-rated in the event of a partial year. However, Mr. Barry’s compensation for serving as non-executive Chair will be paid in monthly installments. As a non-executive director, Mr. Barry will not be considered to have had a termination of service for purposes of the Company’s long-term performance incentive plan and will continue to vest in his outstanding equity awards in accordance with their existing terms, but will no longer be eligible for the Company’s benefit plans, except for certain medical and disability coverage, and will not be entitled to any severance.

As non-executive Chair, it is contemplated that Mr. Barry will preside at all meetings of the Board and at all meetings of shareholders of the Company, and together with the President and CEO and (if there is one) the Lead Director, set the agenda for meetings of the Board. Upon request, Mr. Barry will also provide services with respect to transition of management, new business opportunities, strategic planning, customer and investor relations and other matters that the successor CEO or Board may reasonably request.

The Transition Agreement further provides that Mr. Barry will continue to comply with the non-compete and non-solicitation restrictive covenants of his existing employment agreement, which is included as Exhibit 10.5 in the Company’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 1, 2021 (the “Employment Agreement”), for as long as he is a member of the Board, and for a period of 18 months thereafter. Mr. Barry will also be subject to ongoing confidentiality restrictions. If the Company terminates Mr. Barry’s employment before the date of his resignation as President and CEO for any reason, other than Cause or the death or Disability of Executive, as defined in the Employment Agreement, Mr. Barry will receive the same compensation and benefits that he would receive pursuant to the Transition Agreement in the event of a resignation prior to January 1, 2022, in lieu of any payment under Section 4.4 of the Employment Agreement.

The foregoing summary of the Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the Transition Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q to be filed with respect to the quarter ending March 31, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUAKER CHEMICAL CORPORATION

Date: April 23, 2021	By:	/s/ Robert T. Traub
Robert T. Traub
Senior Vice President, General Counsel and Corporate Secretary